Exhibit 99.(h)(4)

SCHEDULE 5

Amended Schedule 5 dated March 13, 2015 to the

Sub-Administration Agreement dated as of October 1, 2010, as revised

List of Funds

Turner Emerging Growth Fund

Turner Midcap Growth Fund

Turner Small Cap Growth Fund

Turner Spectrum Fund

Turner Medical Sciences Long/Short Fund